1. Name and Address of Reporting Person
   HANSEN, NEAL C.
   7887 E. Belleview Avenue
   Suite 1000
   Englewood, CO 80111
   USA
2. Issuer Name and Ticker or Trading Symbol
   CSG Systems International, Inc. (CSGS)
3. IRS or Social Security Number of Reporting Person (Voluntary)
4. Statement for Month/Year
   8/2002
5. If Amendment, Date of Original (Month/Day/Year)
6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director                   ( ) 10% Owner
   (X) Officer (give title below) (X) Other (specify below)
   Chairman & CEO
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

TABLE I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
+---------------------------------+----------+-------------+-----------------------------+----------------+-----------+------------+
|1. Title of Security             |2. Trans- |3. Trans-    |4. Securities Acquired (A)   |5. Amount of    |6. Owner-  |7. Nature   |
|                                 |   action |   action    |   or Disposed of (D)        |   Securities   |   ship    |   of In-   |
|                                 |   Date   |   Code      |                             |   Beneficially |   Form:   |   direct   |
|                                 |          |             |                             |   Owned at     |   Direct  |   Bene-    |
|                                 |  (Month/ |             |                             |   End of       |   (D) or  |   ficial   |
|                                 |   Day/   +-------+-----+-----------+------+----------+   Month        |   Indirect|   Owner-   |
|                                 |   Year)  |Code   |V    |Amount     |A/D   |Price     |                |   (I)     |   ship     |
+---------------------------------+----------+-------+-----+-----------+------+----------+----------------+-----------+------------+
Common Stock                       08/30/2002 A             110000 <F1> A      $0.0000    1170129          D
Common Stock                                                                              435000           I           Partnership
Common Stock                                                                              63408            I           Spouse

TABLE II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
+-------------+--------+----------+---------+-----------+---------------------+----------------+----------+--------+-------+-------+
|1.           |2.      |3.        |4.       |5.         |6.                   |7.              |8.        |9.      |10.    |11.    |
|             |        |          |         |           |                     |                |          |Number  |Owner- |       |
|             |        |          |         |           |                     |                |          |of      |ship   |       |
|             |        |          |         |           |                     |                |          |Deriv-  |Form of|       |
|             |        |          |         |           |                     |Title and Amount|          |ative   |Deriv- |       |
|             |        |          |         |           |                     |of Underlying   |          |Secur-  |ative  |Nature |
|             |Conver- |          |         |Number of  |                     |Securities      |          |ities   |Secur- |of     |
|             |sion or |          |         |Derivative |Date Exercisable     +-------+--------+          |Benefi- |ity:   |In-    |
|             |Exercise|          |         |Securities |and Expiration Date  |       |Amount  |          |cially  |Direct |direct |
|             |Price of|Transac-  |Transac- |Acquired(A)|(Month/Day/Year)     |       |or      |          |Owned   |(D) or |Bene-  |
|Title of     |Deriv-  |tion Date |tion Code|Disposed(D)+----------+----------+       |Number  |Price of  |at End  |In-    |ficial |
|Derivative   |ative   |(Month/   +------+--+-----+-----+Date Exer-|Expira-   |       |of      |Derivative|of      |direct |Owner- |
|Security     |Security|Day/Year) |Code  |V |(A)  |(D)  |cisable   |tion Date |Title  |Shares  |Security  |Month   |(I)    |ship   |
+-------------+--------+----------+------+--+-----+-----+----------+----------+-------+--------+----------+--------+-------+-------+
Stock Options  $9.6875                                              01/28/2007 Common                      115900   D
(Right to buy)                                                                 Stock
Stock Options  $21.125                                              01/20/2008 Common                      80000    D
(Right to buy)                                                                 Stock
Stock Options  $26.7188 08/30/2002 D               3742  11/17/2003 11/17/2008 Common  3742     $0.0000             D
(Right to buy)                                     <F1>                        Stock
Stock Options  $26.7188 08/30/2002 D               39625 11/17/2002 11/17/2008 Common  396258   $0.0000    0        D
(Right to buy)                                     8                           Stock
                                                   <F1>
Stock Options  $34.43   08/30/2002 D               38000 12/14/2002 12/14/2011 Common  380000   $0.0000    0        D
(Right to buy)                                     0                           Stock
                                                   <F1>
Stock Options  $34.95   01/17/2002 A         37000       01/17/2003 01/17/2012 Common  370000   $0.0000             D
(Right to buy)                               0                                 Stock
Stock Options  $34.95   08/30/2002 D               27501 01/17/2003 01/17/2012 Common  275012   $0.0000             D
(Right to buy)                                     2                           Stock
                                                   <F1>
Stock Options  $34.95   08/30/2002 D               94988 01/17/2003 01/17/2012 Common  94988    $0.0000    0        D
(Right to buy)                                     <F1>                        Stock
Stock Options  $35.875  08/30/2002 D               80000 11/17/2002 01/14/2009 Common  80000    $0.0000    0        D
(Right to buy)                                                                 Stock
Stock Options  $38.4375 08/30/2002 D               2601  01/07/2004 01/07/2010 Common  2601     $0.0000             D
(Right to buy)                                     <F1>                        Stock
Stock Options  $38.4375 08/30/2002 D               57399 01/07/2001 01/07/2010 Common  57399    $0.0000    0        D
(Right to buy)                                     <F1>                        Stock
Stock Options  $47      08/30/2002 D               97873 01/17/2002 01/17/2011 Common  97873    $0.0000             D
(Right to buy)                                     <F1>                        Stock
Stock Options  $47      08/30/2002 D               2127  01/17/2005 01/17/2011 Common  2127     $0.0000    0        D
(Right to buy)                                     <F1>                        Stock

Explanation of Responses:

<F1>
On August 30, 2002, the reporting person surrendered to the issuer for cancellation options previously granted to the reporting person as shown in Table II. In exchange for the surrendered options, the reporting person received 110,000 shares of restricted stock of the issuer.

SIGNATURE OF REPORTING PERSON
/s/ NEAL C. HANSEN

DATE
09/04/2002